UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 21, 2007

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    651-293-2233

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Retirement of a Director.

Ulrich Lehner, a director of Ecolab Inc. (the “Company”), pursuant to notice tendered February 21, 2007, retired as a director of the Company effective February 22, 2007, due to his announced planned retirement under Henkel KGaA’s mandatory policy in 2008.

(d)  Election of a Director.

Effective February 22, 2007, Ecolab’s Board of Directors appointed Hans Van Bylen to the Ecolab Board pursuant to recommendation by the Board’s Governance Committee to fill the vacancy created by Ulrich Lehner’s retirement from the Ecolab Board.

Mr. Van Bylen’s appointment to the Board was made pursuant to the Stockholder’s Agreement between Ecolab and Henkel KGaA of Düsseldorf, Germany (“Henkel”).  Under the Stockholder’s Agreement, Henkel is entitled to designate a number of persons to be nominated for election to the Board proportionate to Henkel’s shareholding in the Company rounded down to the nearest whole number.  Henkel beneficially owns approximately 29% of the Company’s outstanding Common Stock and is accordingly entitled to designate three directors.  Currently, Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen have been elected or appointed to the Board pursuant to designation by Henkel.

A copy of the press release issued by the Company announcing the retirement of Prof. Lehner and the appointment of Mr. Van Bylen is filed as Exhibit (99) to this Form 8-K.

Pursuant to the Stockholder’s Agreement, Henkel’s equity ownership in the Company is subject to certain restrictions pertaining to, among other things, Henkel’s acquisition, transfer and voting rights of our Common Stock.  Generally, the Stockholder’s Agreement terminates when Henkel owns less than two percent of our voting shares.  Pursuant to the Stockholder’s Agreement, Henkel is precluded from acquiring more than 35% of our outstanding Common Stock or from acting, alone or in concert with others, to control or influence the Company.

Henkel may sell its shares of our Common Stock under certain conditions specified in the Stockholder’s Agreement, subject to our right of first refusal.  Any disposition by Henkel of any shares of our Common Stock would be effected in an orderly manner in accordance with the Stockholder’s Agreement, including our right of first refusal.

Henkel has agreed to vote its shares in the case of election of our directors, certain stockholder proposals, compensation and certain matters pertaining to the independent publicly traded nature of the Company, in accordance with the recommendations or directions of our Board. In all other cases, except with respect to certain “strategic transactions,”  Henkel may vote, at its option, either in accordance with the recommendation of our Board or pro rata in the same manner and proportion that votes of our stockholders (other than Henkel and our officers or directors) have been cast.  Any vote with respect to “strategic transactions,” (for example a disposition, recapitalization, liquidation or consolidation of the Company or other transactions which could reasonably be expected to have a material effect upon Henkel’s investment in our Common Stock) may be cast at Henkel’s sole discretion.

In addition, the Stockholder’s Agreement provides that beginning in 2011 Henkel will be permitted to make proposals to our Board of Directors to acquire all, but not less than all, of our outstanding voting shares at certain times, and under terms and conditions set forth in the Stockholder’s Agreement.

In addition to the Stockholder’s Agreement, Ecolab and Henkel are also parties to various toll manufacturing and services agreements, an Intellectual Property Agreement, a Brand License Agreement and an Environmental Agreement.  During 2006, Ecolab sold products and services in the amount of approximately $5,726,000 to Henkel and its affiliates, and purchased products and services in the amount of approximately $66,040,000 from Henkel and its affiliates.  Ecolab believes its sales to and purchases from Henkel were made in the ordinary course, at arm’s length, and at prices and on terms customarily available.  The payments for products and services include amounts paid to Henkel and its affiliates for administrative services and for products under supply arrangements by our affiliates in approximately 25 countries outside of Europe where we formerly acquired industrial and institutional cleaning and sanitizing businesses from Henkel.

Under the Intellectual Property Agreement, (i) Henkel transferred certain trademarks and patents used by Henkel-Ecolab to Ecolab and Ecolab granted a perpetual royalty-free license back to Henkel to use such transferred intellectual property outside of the cleaning and sanitizing field; and (ii) Henkel granted a perpetual (in a limited number of cases, the license for certain trademarks is limited to five years) royalty-free license to Ecolab to use certain other trademarks, patents and technology used by Henkel-Ecolab which were not transferred to Ecolab.  Pursuant to a Brand License Agreement, Henkel granted Ecolab a license for certain Henkel trademarks to use on products for sale to retail customers who sell to both commercial and household end-use customers.  Ecolab believes this license agreement was made in the ordinary course, at arm’s length, and on terms customarily available.  Under the Environmental Agreement, Henkel agreed to indemnify Ecolab for certain environmental liabilities associated with the former Henkel-Ecolab.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

(99) Ecolab Inc. New Release dated February 23, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: February 23, 2007	By:	/s/Sarah Z. Erickson
By: Sarah Z. Erickson
Its: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated February 23, 2007.	Filed herewith electronically.